Exhibit 3.30

State of Arkansas - Office of Secretary of State

ARTICLES OF INCORPORATION

of

The undersigned, acting as incorporators of a corporation under the Arkansas Business Corporation Act (Act 958 of 1987), adopt the following articles of incorporation of such Corporation:

First: The Name of the Corporation is:

Terra Renewal Services, Inc.

Must contain the word “Corporation”, “Incorporated”, “Company”, “Limited”, or the abbreviation “Corp.”, “Inc.”, “Co.”, or “Ltd.” or words or abbreviations of like import in another language.

Second: The aggregate number of shares which the corporation shall have the authority to issue is 1000 share.

The designation of each class, the number of shares of each class, or a statement that the shares of any class are without par value, are as follows:

Number of Shares	Class	Series (If Any)	Par Value Per Share Or Statement That Shares Are Without Par Value
1000	Common		$1.00

Third:	The initial registered office of this corporation shall be located at 1637 Tucker Mtn. Rd., Dover, AR 72837 and the name of the initial registered agent of this corporation at that address is Steven W. Smith.

Fourth: The name and address of each incorporator is as follows:

NAME	ADDRESS
Steven W. Smith	1637 Tucker Mtn. Rd. Dover, AR 72837 (501) 968-1571

Fifth: The nature of the business of the corporation and the object or purposes proposed to be transacted, promoted or carried on by it, are as follows:

(a)	The primary purpose of the corporation shall be biosolids management services.

(b)	To conduct any other business enterprise not contrary to law.

(c)	To exercise all of the powers enumerated in Section 4-27-302 of the Arkansas Business Corporation Act.

Sixth: EXECUTED this 12th day of June 1995.

/s/ Steven W. Smith
Signature

President
Title (Pres, other officer, Chairman of the Board or by Incorporator pending election of corporate office)

ARTICLES OF AMENDMENT

OF

TERRA RENEWAL SERVICES, INC.

The undersigned President and Secretary of Terra Renewal Services, inc., a corporation duly existing under and by virtue of the laws of the State of Arkansas, hereby certify in compliance with the Arkansas Business Corporation Act that:

1. The name of the corporation is Terra Renewal Services, Inc.

2. The Amendment to the Articles of Incorporation was adopted on February 7, 2000.

3. The Second Article to the Articles of Incorporation was amended to read as follows:

The aggregate number of shares which the corporation shall have the authority to issue is 10,000. All of these shares shall be common stock at $1.00 par value per share without any series.

4. One thousand (1,000) shares of stock are outstanding and entitled to vote on the Amendment. One thousand shares were indisputably represented at the meeting at which the Amendment was adopted. One thousand (1,000) shares voted in favor of the Amendment and not shares voted against it. The number of shares voting in favor of the Amendment was sufficient to adopt the Amendment.

IN WITNESS WHEREOF, the corporation has caused its corporate name to be subscribed by its President, who hereby verifies that the statements contained in the foregoing Articles of Amendment are true and correct to the best of his knowledge and belief, and duly attested by its Secretary on this 7th day of February, 2000.

TERRA RENEWAL SERVICES, INC.

By:	/s/ Steven W. Smith
Steven W. Smith, President

Attest:

/s/ Steven W. Smith
Steven W. Smith, Secretary